UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2010

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 13, 2010, AVI BioPharma, Inc. (the “Company”) announced via press release that the Company’s board of directors (the “Board”) appointed Christopher Garabedian, a current member of the Board, as the President and Chief Executive Officer of the Company, effective January 1, 2011. Mr. Garabedian will succeed J. David Boyle II, the Company’s Senior Vice President and Chief Financial Officer, who has served as the Interim President and Chief Executive Officer of the Company since April 20, 2010 and will remain as the Company’s Senior Vice President and Chief Financial Officer.

Mr. Garabedian, age 44, has been a director of the Company since June 2010. Mr. Garabedian served as Vice President of Corporate Strategy for Celgene Corporation, a publicly-traded integrated global biopharmaceutical company, from July 2007 to December 2010, where he was responsible for assessing all potential business development transactions. From November 2005 to June 2007, Mr. Garabedian served as an independent consultant to early-stage biopharmaceutical companies. From 1997 to 1998 and from 1999 to November 2005, Mr. Garabedian worked at Gilead Sciences, Inc., a publicly-traded biopharmaceutical company, where he served in a number of global leadership roles, including as Vice President of Corporate Development, Vice President of Marketing, and Vice President of Medical Affairs. While at Gilead Sciences, Mr. Garabedian’s responsibilities included managing corporate development initiatives, including portfolio review and planning, mergers and acquisitions and in-licensing activities, and leading four global product launches. Mr. Garabedian also held various commercial roles at COR Therapeutics, Inc. from 1998 to 1999 and at Abbott Laboratories from 1994 to 1997. He started his biopharmaceutical career as a consultant with Migliara/Kaplan Associates from 1991 to 1994. Mr. Garabedian received his B.S. in marketing from the University of Maryland.

Pursuant to the offer letter, dated as of December 12, 2010, by and between the Company and Mr. Garabedian (the “Offer Letter”), he is entitled to a base annual salary of $490,000 and is eligible to receive an annual bonus of up to 50% of his annual base salary, or $245,000, upon achievement of performance objectives determined by the Board or its delegate. The maximum annual bonus Mr. Garabedian will be eligible to receive is up to 75% of his annual base salary, or $367,500. Mr. Garabedian will also receive an initial sign-on bonus of $130,000, which must be repaid if he terminates his employment with the Company for any reason on or before January 1, 2012.

In accordance with the Offer Letter and the terms of the Company’s 2002 Equity Incentive Plan (the “Equity Plan”) and the form of stock option agreement promulgated thereunder, Mr. Garabedian will be granted an option to purchase 1,900,000 shares of the Company’s common stock at the first regular or special meeting of the compensation committee of the Board following commencement of his employment on January 1, 2011. One-fourth of the shares underlying Mr. Garabedian’s option will vest on January 1, 2012 and 1/48th of the shares underlying Mr. Garabedian’s option will vest on each monthly anniversary of the commencement of his employment thereafter, such that the shares underlying the option will be fully vested on January 1, 2015. Mr. Garabedian will also be eligible to participate in the Company’s employee benefit plans, policies and arrangements applicable to other executive officers generally.

Mr. Garabedian will be reimbursed for documented relocation expenses (not to exceed $120,000) and corporate housing expenses (up to $4,500 per month for six months), all of which must be repaid if Mr. Garabedian terminates his employment with the Company for any reason on or before January 1, 2012.

The Offer Letter also specifies that if Mr. Garabedian’s employment is terminated for reasons other than “cause,” death or disability, then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 12 months from the date of termination, accelerated vesting on 50% of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. As defined in the Offer Letter, “cause” is defined as (i) an act of dishonesty made by Mr. Garabedian in connection with his responsibilities as an employee, (ii) Mr. Garabedian’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Mr. Garabedian’s gross misconduct, (iv) Mr. Garabedian’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (v) Mr. Garabedian’s willful breach of any obligations under any written agreement or covenant with the Company that is or could reasonably be expected to be injurious to the Company; or (vi) Mr. Garabedian’s continued failure to perform his employment duties after he has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.

Also, the Offer Letter specifies that if, upon or within 12 months following a “change of control” (as defined in the Equity Plan) Mr. Garabedian is terminated for reasons other than “cause,” death or disability or he resigns for “good reason,” then, subject to execution of a release of claims in the form provided by the Company, he will be entitled to continued payments of his base salary for 24 months from the date of termination, accelerated vesting on all of his unvested equity awards and an extension of the post-termination exercise period on his outstanding options to 180 days following the date of termination. As defined in the Offer Letter, “good reason” means the termination by Mr. Garabedian upon the occurrence of any of the below described events. Mr. Garabedian must provide notice to the Company of the existence of such event within ninety (90) days of the first occurrence of such event, and the Company will have thirty (30) days to remedy the condition, in which case no good reason shall exist. If the Company fails to remedy the condition within such thirty (30) day period, Mr. Garabedian must terminate employment within two (2) years of the first occurrence of such event. The events which constitute a good reason termination are: (i) the assignment of a different title or change that results in a material reduction in Mr. Garabedian’s duties or responsibilities; (ii) a material reduction by the Company in Mr. Garabedian’s base compensation, other than a salary reduction that is part of a general salary reduction affecting employees generally and provided the reduction is not greater, percentage-wise, than the reduction affecting other employees generally or failure to provide an annual increase in base compensation commensurate with other executives; provided, however, in determining whether to provide an annual increase in base compensation commensurate with an annual increase provided to other executives, the Company may take into account factors such as market levels of compensation, Mr. Garabedian’s overall performance, and other factors reasonably considered by the Company’s compensation committee and/or Board of Directors, so long as such determination is not made in bad faith with the intent to discriminate against Mr. Garabedian; or (iii) relocation of Mr. Garabedian’s principal place of business of greater than seventy-five (75) miles from its then location.

If the severance and other benefits provided in the Offer Letter or otherwise payable to Mr. Garabedian would be subject to the golden parachute excise tax, then, Mr. Garabedian’s severance benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of the severance benefits being subject to such excise tax, whichever result is superior for Mr. Garabedian on an after-tax basis.

The Company and Mr. Garabedian expect to enter into an employment agreement that will embody the terms of and supersede the Offer Letter. Such employment agreement will have a term of two years, and will be terminable at will by either the Company or Mr. Garabedian. The employment agreement will also require Mr. Garabedian not to compete, either directly or indirectly, with the Company while employed by the Company and until the later of the date he terminates his employment with the Company and the date he no longer receives the severance benefits set forth above. The employment agreement will also require Mr. Garabedian not to solicit the Company’s employees to leave their employment with the Company during and for two years following the term of his employment.

In connection with his appointment, Mr. Garabedian will enter into a standard indemnification agreement in the form previously approved by the Board.

A copy of the press release of the Company announcing Mr. Garabedian’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events.

On December 12, 2010, in connection with Mr. Garabedian’s acceptance of the Offer Letter, the Board appointed William Goolsbee, chairman of the Board, to replace Mr. Garabedian as a member of the audit committee of the Board and as the chairman and member of the compensation committee of the Board. Mr. Garabedian remained as a member of the Board. Immediately following these events, the three standing committees of the Board were composed as follows:

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
John C. Hodgman (Chairman) Anthony J. Chase Gil Price, M.D. William Goolsbee	William Goolsbee (Chairman) M. Kathleen Behrens, Ph.D. John C. Hodgman	Gil Price, M.D. (Chairman) M. Kathleen Behrens, Ph.D. Anthony J. Chase

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press release dated December 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

By:	/s/ J. David Boyle II
J. David Boyle II
Interim President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer

Date: December 13, 2010

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated December 13, 2010.